Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CarMax, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-100311, No. 333-127486, No. 333-135701, and No. 333-152717) on Form S-8 of CarMax, Inc. of our report dated April 23, 2009, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2009 and February 29, 2008, and the related consolidated statements of earnings, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 28, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 28, 2009, which report appears in the February 28, 2009 annual report on Form 10-K of the Company.

Our report on the consolidated financial statements and schedule includes an explanatory paragraph that states as discussed in note 8 to the consolidated financial statements, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, effective March 1, 2007.

/s/ KPMG LLC
Richmond, Virginia
April 23, 2009